Exhibit 99.1

To Our Smith-Midland Shareholders, Customers, Associates and Business Partners:

Results of operations for 2015

2015 was a very profitable year for Smith-Midland Corporation overall, with sales at $29.2 million for the year compared to $22.5 million for 2014, an increase of $6.7 million. Net income for the year 2015 was $1.0 million compared to a loss of $804,838 for 2014, an increase of $1.8 million. Both our barrier rental and our licensing companies had very strong years and contributed greatly to our success in 2015. The management for both companies have continued to be very aggressive in their marketing and sales programs for 2016 and forward to 2017. While we believe that 2016 will be a solid year for the Company, 2015 will be a difficult year to improve upon.
As the economy continues to improve, we expect our 60 plus Easi-Set Worldwide licensees will continue to see more highway and infrastructure projects tied to the large highway bill passed in late 2015 by Congress. Many of our licensees are already beginning to receive additional barrier sales orders because of the federal highway bill and we believe this trend will continue for 2016 and into 2017. The infrastructure improvements of the highway bill relate to products that are required on new road construction and improvements of old roads creating a need for additional manholes and utility buildings. Easi-Set utility buildings and JJ Hooks highway barriers are a large part of our licensing revenues and as such, we are seeing an increase in licensing revenues.
In 2015, Concrete Safety Systems realized a significant increase in short-term special barrier rental projects, combined with the additional services that go with the rental including transportation costs, manpower for loading and offloading as well as crews required to set and remove the rented barrier. In 2015 we had a single short-term special rental project that was very profitable for the Company, one that will not be repeated this year, however, our core business rentals will continue to grow and provide us with a good profit in 2016. In addition to our core rental business, the Company believes it may receive one or more smaller short-term special barrier rental projects to help improve our sales and net income for the rental division of the Company.
On March 27, 2016, the Company executed an agreement to purchase the land, building and fixtures of a precast concrete production facility located near Columbia, South Carolina for a purchase price of $1,550,000. The facility is located on 39 acres of land and has approximately 40,000 square feet of production auxiliary and office space. The purchase will be financed by a new 10 year term bank facility pursuant to a commitment letter with the Company's current bank in the amount of $1,240,000 with the balance being provided from the Company's cash resources. The sale is scheduled to close in the very near future. The new subsidiary, Smith-Columbia, is currently renting the facility from the owner allowing us to produce a $3.5 million barrier contract. With this contract, we expect the new facility to show a profit during the first year of operations.
Our precast manufacturing facility, Smith-Carolina, located in Reidsville, NC also made a profit in 2015 due to production of soundwall for a large highway project. The production of panels for this project is scheduled to continue through the end of 2016. The facility also has a significant contract for the sale of barrier and is one of our leading producers of Easi-Set utility buildings. We believe that Smith Carolina will continue to grow and expand in the near future and will be a shining star for the Company.
A Look Ahead to 2016 and Beyond
The associates of the Company worked hard in 2015 to realize the $1.0 million dollar profit for the year; however, we will have to work even harder in 2016 to duplicate the same level of profit. 2016 started out slow in the first quarter with a small loss, however, the second quarter has begun to pick up and should result in a profitable quarter and a profitable six month period ending June 30, 2016. We have added some profitable contracts for 2016 that should see us through the year and into 2017. In addition, we have made some good advances in our production processes through lean manufacturing that have helped us reduce our labor cost and become more efficient. We will continue to update our production and office processes to make the Company more efficient, quality driven and safety conscious. These goals should add value to the Company and let our customers feel more confident in our pricing and quality commitments.
/s/ Rodney I. Smith
Rodney I. Smith
Chairman of the Board and
Chief Executive Officer